EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149753 on Form S-3, and Registration Statement No. 333-49837, No. 333-44436, No. 333-101962, No. 333-153079, No. 333-162748, and No. 333-178429 on Form S-8 of our report dated June 14, 2012, relating to the consolidated financial statements and financial statement schedule of Network Equipment Technologies, Inc. and subsidiaries (collectively the "Company"), appearing in this Annual Report on Form 10-K of the Company for the year ended March 30, 2012.

/s/DELOITTE & TOUCHE LLP

San Jose, California

June 14, 2012